Exhibit 99.1

FOR IMMEDIATE RELEASE

Item 9 Labs Corp. Announces First Quarter FY 2022 Financial Results with Revenue Growth of 104% to $6.2 Million

-	Cultivation, Production and Processing Expansion in Arizona and Nevada is Advancing as Expected
-	Unity Rd. Targets a Significant Number of Cannabis Dispensary Openings by the End of 2022
-	Management to Host Conference Call and Webcast to Discuss Key Operational and Financial Highlights Today at 2:00 p.m. ET

PHOENIX (February 15, 2022) – Item 9 Labs Corp. (OTCQX: INLB) (the "Company")—a vertically integrated cannabis dispensary franchisor and operator that produces premium, award-winning products—today reported operating and financial results for the three months ended December 31, 2021, the Company's first quarter for its fiscal year 2022 ("Q1 FY2022"). Item 9 Labs Corp. management will be hosting an earnings results call today, February 15, at 2:00 p.m. Eastern time (11:00 a.m. Pacific time); details are provided below.

Key Financial Highlights for Q1 FY2022 (compared with Q1 FY2021)

-	Revenue increased 104% to $6.2 million
-	Gross profit increased 68% to $2.4 million
-	Gross margin remained strong at approximately 39%
-	Operating loss of $2.1 million compared with operating loss of $0.4 million
-	Net loss of $3.3 million compared with net loss of $1.1 million
-	Net loss included $1.2 million ($76,000 paid in cash) of interest expense compared with $0.70 million ($319,000 paid in cash)
-	Adjusted EBITDA loss of $1.2 million compared with adjusted EBITDA profit of $0.4 million
-	Escrow deposits of $12.8 million in cash set aside for expansion

Key Business Highlights During and Subsequent to Q1 FY2022

-	Broke Ground on Expansion of Cultivation & Lab Site in Arizona: Item 9 Labs Corp. has been cultivating, manufacturing and processing Item 9 Labs products—the Company's elevated mainstream cannabis brand—since 2017 from its existing 19,200 square-foot facility, which sits on five acres in Coolidge, Arizona. As part of the master site expansion, the Company recently acquired the neighboring 45 acres and anticipates increasing its operations space to 640,000-plus square feet; a 3,100% increase from its current operations. At 50 acres, the site is one of the largest properties in Arizona that is zoned to grow and cultivate flower. The initial development phase is estimated to be completed in Summer 2022 and includes the construction of three steel buildings and two greenhouses – adding 9,600 square feet for indoor cultivation, 9,600 square feet of lab and packaging and a 9,600 square-foot head house to support the addition of the two 18,000 square-foot greenhouses. With this initial expansion phase, the Company expects to increase output of cannabis plant material by 250-300%, with a per unit cost reduction of at least 30%. Further, the additional greenhouses will reduce reliance on third-party sourced material for lab productions by 40-50%. Expansion of the existing lab allows for the addition of more state-of-the-art equipment for all extraction processes, which will support product diversification.

-          Earned Five Podium Finishes at 710 Degree Cup: Item 9 Labs earned two first-place awards, two second-place awards and one third-place award in October for its high-quality vape and concentrate products at the 710 Degree Cup—one of Arizona’s largest and longest-running annual cannabis festivals and awards events. Overall, the decorated brand has earned 23 awards in product competitions since its inception, including 14 first-place finishes.

-	Executed Asset Purchase Agreement for a Colorado Dispensary Kickstarts National Growth Plan: Item 9 Labs Corp. plans to aggressively expand its dispensary franchise, Unity Rd., by acquiring and converting cannabis retail stores, training the local team and selling the business to new and existing Unity Rd. franchise partners. As the Company seeks to keep dispensary ownership local, this growth strategy offers turnkey investment opportunities for prospective cannabis entrepreneurs. In October, Item 9 Labs Corp. executed an Asset Purchase Agreement for an existing dispensary license and storefront in Adams County, Colorado. This will be the first corporate-owned shop under the Unity Rd. brand. Currently, the Company is awaiting regulatory approval by Colorado's Marijuana Enforcement Division (the "MED") and expects the shop to be operational in the first half of 2022.

-	Signed First Partner through Local Alliance Program: Unity Rd. launched its Local Alliance Program in 2021 to support existing dispensary owners and operators and signed its first partner in January 2022 with an Oklahoma City dispensary, Ringside Medical. The shop is located at 14201 N. May Ave. #205 and will be rebranded to Unity Rd. Through the program, existing cannabis dispensary owners and license holders can partner with Unity Rd. to gain direct access to the buying power, resources and supportive network normally reserved for multi-unit operators. Partners through this program retain 100% ownership of their dispensary license and business and benefit from the tools, expertise and ongoing support necessary to compliantly and successfully operate a dispensary.

-	Signed First Unity Rd. Agreement in South Dakota: Unity Rd. kicked off local expansion in South Dakota with the signing of an agreement that will bring the brand's first shop to the Mount Rushmore State. The retailer has partnered with local serial entrepreneur BJ Olson and his business partner to develop at least one Unity Rd. shop and is currently guiding them through the state's dispensary license process.

Nevada Cultivation Site Expansion Update

The Company’s 20,000 square-foot facility in Pahrump, Nevada is currently approximately 95% finished. The team is starting to prepare the rooms with growing equipment, including lights and fans, and recently completed the water line connection. Once the meter set-up is finalized, the water can be turned on and outdoor work such as landscaping and the parking lot can be completed. Flooring is also in process with 50% of the building's flooring currently complete. Item 9 Labs Corp. expects to receive the Temporary Certificate of Occupancy during the second quarter of its 2022 fiscal year.

Management Commentary

“Demand remains strong for Item 9 Labs in Arizona, and we anticipate it will only accelerate more,” stated Item 9 Labs Corp.’s Chief Executive Officer, Andrew Bowden.

The Arizona market generated $1.9 billion in sales from marijuana products in 2021, according to recent studies. The report also noted an early sign of industry success for the state as it drew in more demand than other states during their first year of legalization.

Bowden continued, “Our product offerings will continue expanding in the year ahead to further meet the needs and interests of today’s modern-day cannabis consumer. We closed out the 2021 calendar year with tremendous movement in gaining market share and reports from BDS Analytics show that Item 9 Labs was one of the top three preferred brands for cannabis vape products in Arizona. Our elevated mainstream brand is currently in more than 50% of the state’s dispensaries and we anticipate expansion into new markets in the year ahead through partnerships and acquisitions to bring our award-winning products to Unity Rd. shops nationwide.”

The Company’s Chief Franchise Officer, Mike Weinberger, added, “Continued legalization and awareness of our dispensary franchise opportunity is keeping our development pipeline robust. Unity Rd. now has a franchised shop open in Boulder, Colorado as well as agreements with close to 20 partners to open more than three dozen shops across 9 states. A majority in development are in various stages of state licensing; we also have a wide range of appealing markets in our acquisitions pipeline and expect to make further announcements over the next few months.”

“We are continuing to invest and build for the future,” said Item 9 Labs Corp.’s Chief Financial Officer, Bobby Mikkelsen. “We are adding top talent and deploying capital for our cultivation and lab site expansions in Arizona and Nevada. We know there is more demand in Arizona for our award-winning products than we can currently supply. While our revenue remains strong, we are sacrificing near-term profitability to strengthen our position for increased business in Arizona and ultimately accelerated revenue growth, increased profitability and increased shareholder value. Of note, we held $12.8 million of escrow deposits as of December 31, 2021, that is set aside for expansion.”

Financial Results for Q1 FY2022 Ended December 31, 2021

-	Revenue: For the three months ended December 31, 2021, revenue was $6.2 million, an increase of $3.1 million, or 104%, compared with $3.0 million for the three months ended December 31, 2020. The increase in revenue was primarily due to a change in certain processes and procedures in the Company’s Arizona lab during the year ended September 30, 2021. The Company purchased equipment to automate certain manual processes, such as the filling of cartridges, which allowed for increased efficiency and output.

-	Gross Profit: For the three months ended December 31, 2021, gross profit was $2.4 million, an increase of $1.0 million, or 68%, compared with $1.4 million for the 3 months ended December 31, 2021. The resulting gross margin was 39%, compared with 47% for the 3 months ended December 31, 2020. The Company experienced lower gross profit margins in the first quarter of 2022 due to price reductions as competition rises in Arizona. Additionally, to deepen the market penetration of Item 9 Labs products, the Company sourced plant and extract materials from third parties, the effect of which is higher gross profit, but lower gross margin.

-	Total Operating Expenses: For the three months ended December 31, 2021, total operating expenses were $4.5 million, an increase of $2.7 million, or 152%, compared with $1.8 million for the three months ended December 31, 2020. The Company has been investing to meet growing demand in Arizona as well as funding the build out of its local cultivation and lab site. Management believes this will improve earnings and future cash position. Operating expenses as a percentage of revenue increased to 73% from 59%, as the Company has invested in its infrastructure to support a much larger company and revenue base. Management believes this ratio will decrease going forward as it scales the business.

Of note, $0.9 million of the Company's operating expenses for the three months ended December 31, 2021, were non-cash expenses, including depreciation, amortization and stock-based compensation.

Of note, $1.0 million of interest expense for the three months ended December 31, 2021, is non-cash amortization of the debt discount.

-	Operating Loss: For the three months ended December 31, 2021, operating loss was $2.1 million, an increase of $1.8 million, or 483%, compared with an operating loss of $0.4 million for the three months ended December 31, 2020.

-	Adjusted EBITDA: After adding back operating expenses, depreciation and amortization, interest, acquisition-related costs and stock-based compensation, Adjusted EBITDA for the three months ended December 31, 2021 was a loss of $1.2 million, as compared with an Adjusted EBITDA profit of $0.4 million for the three months ended December 31, 2020.

-	Net Loss: For the three months ended December 31, 2021, net loss attributable to the Company was $3.3 million, or net loss of ($0.04) per share, an increase of $2.3 million, or 211%, compared with a net loss of $1.1 million, or ($0.02) per share, for the three months ended December 31, 2020.

-	Cash: Cash and cash equivalents totaled $0.2 million as of December 31, 2021.

-	Escrow Deposits: $12.8 million set aside for expansion.

Conference Call and Webcast Information – Tuesday, February 15, 2022 at 2:00 p.m. ET (11:00 a.m. PT)

Item 9 Labs Corp.’s Chief Executive Officer Andrew Bowden and Chief Financial Officer Bobby Mikkelsen will host the Company's Q1 FY2022 results call.

-	Date: Tuesday, February 15, 2022

-	Time: 2:00 p.m. Eastern time (11:00 a.m. Pacific time)

-	Access by Zoom: A live and archived webcast will be available via Sequire, click on this webcast link to register or access the replay.

-	Access by Phone: Please call the conference telephone number 10-15 minutes prior to the start time: Dial-in number: 669-900-6833 // Meeting ID: 96850773091 // Passcode: 926987

-	Questions: Please submit questions to investors@item9labs.com before the presentation begins. The management team will do their best to answer all questions.

Adjusted EBITDA

	Three months ended December 31,
	2021	2020

Net loss	$(3,345,014)	$(1,074,456)

Depreciation and amortization	439,135	142,545
Interest expense	1,210,390	708,367
Stock-based expense	507,294	467,908
Acquisition related costs	—	179,677

Adjusted EBITDA	$(1,188,195)	$424,041

About Item 9 Labs Corp.

Item 9 Labs Corp. (OTCQX: INLB) is a vertically integrated cannabis operator and dispensary franchisor delivering premium products from its large-scale cultivation and production facilities in the United States. The award-winning Item 9 Labs brand specializes in best-in-class products and user experience across several cannabis categories. The company also offers a unique dispensary franchise model through the national Unity Rd. retail brand. Easing barriers to entry, the franchise provides an opportunity for both new and existing dispensary owners to leverage the knowledge, resources, and ongoing support needed to thrive in their state compliantly and successfully. Item 9 Labs brings the best industry practices to markets nationwide through distinctive retail experience, cultivation capabilities, and product innovation. The veteran management team combines a diverse skill set with deep experience in the cannabis sector, franchising, and the capital markets to lead a new generation of public cannabis companies that provide transparency, consistency, and well-being. Headquartered in Arizona, the company is currently expanding its operations space up to 640,000+ square feet on its 50-acre site, one of the largest properties in Arizona zoned to grow and cultivate flower. For additional information, visit item9labscorp.com.

Use of Non-GAAP Financial Measures

To supplement the Company's financial statements presented on a GAAP basis, Item 9 Labs Corp. provides Adjusted EBITDA as a supplemental measure of its performance. To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding pro forma operations, Item 9 Labs Corp. supplements its consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, with Adjusted EBITDA as a non-GAAP financial measure of earnings. Adjusted EBITDA represents EBITDA plus stock-based compensation and acquisition related expenses. Item 9 Labs Corp. management uses Adjusted EBITDA as a financial measure to evaluate the profitability and efficiency of the business model. The Company uses these non-GAAP financial measures to assess the strength of the underlying operations of the business. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze its operations between periods and over time. Item 9 Labs Corp. finds this especially useful when reviewing pro forma results of operations, which include large non-cash amortizations of intangible assets from acquisitions and stock-based compensation. Investors should consider its non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, including, but not limited to, risks and effects of legal and administrative proceedings and governmental regulation, especially in a foreign country, future financial and operational results, competition, general economic conditions, proposed transactions that are not legally binding obligations of the company and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include the introduction of new technology, market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

Media Contact:
Item 9 Labs Corp.
Jayne Levy, VP of Communications
Email: Jayne@item9labs.com

Investor Contact:
Item 9 Labs Corp.
800-403-1140
Email: investors@item9labs.com